Bank of America 100 North Tryon Street Charlotte, NC 28255 Tel 704.386.5000

Pricing Supplement No. 0295 dated March 12, 2003 (To Prospectus dated August 20, 2002 and Prospectus Supplement dated August 20, 2002)	Rule 424(b)(2) File Number 333-97197

Senior Medium-Term Notes, Series J

Principal Amount:	Banc of America Securities LLC Blaylock & Partners LP Williams Capital Group LP Total	$313,335,000.00 $ 1,582,500.00 $ 1,582,500.00 $316,500,000.00
Issue Price: Commission or Discount: Proceeds to Corporation:
100.00%       .03%  99.97%
$316,500,000.00 $ 94,950.00 $316,405,000.00

Agent:	Banc of America Securities LLC, Blaylock & Partners LP, Williams Capital Group LP, as agents
Original Issue Date:	March 17, 2003
Stated Maturity Date:	June 20, 2006
Cusip#:	06050MCG0
Form:	Book Entry Only
Interest Rate:	Floating
Daycount Convention:	Actual/360
Base rate:	LIBOR Telerate Page 3750
Index Maturity:	90 days
Spread	+ 10.0 bps If the notes are not redeemed on September 20, 2004, the Spread will be + 20.0 bps
Initial Interest Rate:	1.35875%
Interest Reset Period:	Quarterly, commencing on June 20, 2003
Interest Reset Dates:	March, June, September and December 20, commencing on June 20, 2003
Interest Determination Date:	Two London business days preceding the Interest Reset Dates
Interest Payment Dates:	March, June, September and December 20, commencing on June 20, 2003
May the Notes be redeemed by the corporation prior to maturity?	Yes (See below)
The notes will be subject to redemption at the option of the Corporation, in whole, on the Interest Payment Date occurring September 20, 2004 and quarterly on each Interest Payment Date occurring thereafter at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon, if any, upon at least 30 calendar days prior notice to the NoteHolder and the Trustee, as described in the Prospectus Supplement. If the notes are not redeemed on September 20, 2004, the Spread will be + 20.0 bps.
May the Notes be repaid prior to maturity at the option of the holder?	No
Discount Note?	No